Filed pursuant to Rule 424(b)(3)
File Number 333-87376

Prospectus Supplement No. 5

Computer Network Technology Corporation

3.00% Convertible Subordinated Notes due 2007
and Shares of Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement supplements the prospectus and prospectus supplements dated August 15, 2002 and September 11, 2002, November 14, 2002, December 6, 2002 and January 3, 2003, respectively, of Computer Network Technology Corporation relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders’ interests) of up to $125,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

     The table of selling securityholders contained in the prospectus is hereby amended as follows:

Aggregate Principal
	Amount at Maturity			Number of Shares of	Percentage of Shares of
	of Notes That May	Percentage of Notes		Common Stock That May	Common Stock
	Be Sold(3)(4)	Outstanding		Be Sold(1)	Outstanding(2)

Bear, Stearns & Co., Inc. (5)	700,000	*	%	36,523	*	%

*	Indicates an amount less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 52.1752 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes-Conversion of Notes” in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 27,230,026 shares of common stock outstanding as of December 31, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Information about other selling securityholders will be set forth in additional prospectus supplements, if required.

(4)	Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(5)	Information about this selling securityholder updates information previously provided as part of our prospectus and prospectus supplements dated August 15, 2002 and September 11, 2002 and November 14, 2002, respectively.

     Investing in the notes or shares of common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2004.

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